                                                                     Exhibit 2.2
                                                                     -----------

                             STOCK OPTION AGREEMENT
                             ----------------------

     STOCK OPTION AGREEMENT, dated November 3 1997, between Marshall & Ilsley Corporation, a Wisconsin corporation ("Grantee"), and Advantage Bancorp, Inc., a Wisconsin corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement");

     WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined); and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 643,930 (as adjusted or set forth in Sections 1(b) and 5(b) hereof) fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), shares of the common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") at a price per share of $56.00 (the "Option Price"); provided, however, that in the event Issuer issues
                             --------  -------
or agrees to issue any shares of Issuer Common Stock (other than shares of Issuer Common Stock issued pursuant to stock options granted pursuant to any director or employee benefit or stock option plan prior to the date hereof) at a price less than $56.00 (as adjusted pursuant to subsection (b) of Section 5 hereof), the Option Price shall be equal to such lesser price; provided,
                                                               --------
further, that in no event shall the number of shares for which this Option is
-------
exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares of Issuer Common Stock in breach of any provision of the Merger Agreement.

     2. (a) Grantee may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided,
                                                                      --------
however, that Grantee shall have sent the written notice of such exercise (as
-------
provided in subsection (e) of this Section 2) within three (3) months following such Subsequent Triggering Event (or such later period as provided in Section 10 hereof). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(a)(iii) or 8.1(a)(viii) of the Merger Agreement, or by Grantee or Issuer pursuant to Section 8.1(a)(ii) of the Merger Agreement if prior to, or within three months after, the duly held meeting of the shareholders of the Issuer at which the required vote to approve the Merger was not obtained it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary (as defined below)) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction (as defined below) (each, a "Listed Termination"); or (iii) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement such that, in the case of the Merger Agreement, Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(a)(iii) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer either pursuant to Section 8.1(a)(iii) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement or pursuant to Section 8.1 (vii) thereof. Notwithstanding the occurrence of an Exercise Termination Event, Grantee shall be entitled to purchase those shares of Issuer Common Stock with respect to which it has exercised the Option in accordance with the terms hereof prior to the Exercise Termination Event.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or any subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of the subsidiaries of Grantee (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger (as defined in the Merger Agreement). For purposes of this Agreement, "Acquisition Transaction" shall mean either (x) a merger

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     or consolidation, or any similar transaction, involving Issuer or Advantage
     Bank, F.S.B. (other than internal mergers, consolidations or similar transactions involving solely Issuer and/or one or more existing wholly-owned Issuer Subsidiaries, provided, that any such transaction is not
                                --------
     entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other disposition of 15% or more of the consolidated assets, net revenues or net income of Issuer (on a consolidated basis), or
     (z) an issuance, sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or Advantage Bank, F.S.B.;

          (ii) Any person (other than Grantee or any Grantee Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the 1934 Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Issuer Common Stock (other then shares held in accounts related to Issuer's employee benefit plans);

          (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose, or such meeting, in violation of the Merger Agreement, shall not have been held, or such meeting shall have been canceled prior to termination of the Merger Agreement if, in any event, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to the termination of the Merger Agreement), it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

          (iv) The Board of Directors of the Issuer shall have withdrawn or modified (or publicly announced its intention to withdraw or modify), in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

          (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

          (vi) Any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 17d-2 under the 1934 Act), or shall have filed with the SEC a registration statement under the 1934 Act or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the 1934 Act) of which such person is a member, would acquire beneficial ownership (as such term is defined in Rule 13d-3 of the 1934 Act), or the right to acquire beneficial ownership, of 20% or more of the then outstanding shares of Issuer Common Stock;

          (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of and in order to facilitate engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision ("OTS"), or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 30% or more of the then outstanding shares of Issuer Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 30%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

     (e) In the event Grantee is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided,
                                                                       --------
that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction or consummation has expired or been terminated; and, provided, further, without
                                                  --------  -------
limiting the foregoing, that if prior notification to or approval of the Federal Reserve Board, OTS or any other regulatory or antitrust authority is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing (and the Issuer shall fully cooperate with Grantee in the filing of any notice or application and the obtaining of any such approval), and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained, and in either event, any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, Grantee shall (i) pay to Issuer the aggregate purchase price for the shares of Issuer Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices; provided, however, that the failure or refusal of the Issuer
                   --------  -------
to designate such a bank account or accept surrender of this Agreement shall not preclude Grantee from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Issuer Common Stock purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Issuer Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED NOVEMBER 3, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Grantee, which opinion shall be reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

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

     (i) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Issuer shall deliver to Grantee a certificate or certificates in definitive form representing the shares of Issuer Common Stock issued upon such exercise, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except as provided by Section 180.0622(2)(b) of the WBCL, and Grantee shall be deemed to be the holder of record of such shares, notwithstanding that the stock transfer books of Issuer shall then be closed. Issuer shall pay its out-of-pocket expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any state or federal banking law, prior approval of or notice to the Federal Reserve Board, OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board, OTS or such state or other federal regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Issuer Common Stock that are purchasable upon exercise of the Option pursuant to
Section 1 of this Agreement, the number of shares of Issuer Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions (other than the payment of cash dividends in the ordinary course consistent with past practice) in respect of, the Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Issuer Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Issuer Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Issuer Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Issuer Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Issuer Common Stock), it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

     (b) Whenever the number of shares of Issuer Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

     6.  (a)   Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event Grantee may, within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event, by written notice (the "Registration Notice") to Issuer request Issuer to register under the 1933 Act all or any part of the shares of capital stock of Issuer acquired by Grantee pursuant to this Agreement beneficially owned by Grantee (the "Registrable Securities").

     (b) Issuer shall thereupon have the option exercisable by written notice delivered to Grantee within three (3) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Issuer and (ii) the Fair Market Value (as defined below) of a share of such Registrable Securities. As used herein, the "Fair Market Value" of any share of Registrable Securities shall be the average of the daily closing sales price for a share of Issuer Common Stock on the Nasdaq National Market during the five (5) trading days prior to the date on which the Registration Notice for such share is received by Issuer.

     (c) Any purchase of Registrable Securities by Issuer under Section 6(b) shall take place at a closing to be held at the principal executive offices of Issuer or at the offices of its counsel at any reasonable date and time designated by Issuer in such notice within ten (10) business days after delivery of such notice, and payment of the purchase price for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

     (d)  If Issuer does not elect to exercise its option pursuant to this
Section 6 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, and keep current the registration under the 1933 Act of the unpurchased Registrable Securities proposed to be sold. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect the sale or other disposition of the Registrable Securities; provided, however,
                                                             --------  -------
that

          (i) Grantee shall not be entitled to demand more than two (2) effective registration statements hereunder, and

          (ii) Issuer will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clauses (A) and (B) below or 120 days in the case of clause (C) below) when

               (A) Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Issuer, such information would be required to be disclosed if a registration statement were filed at that time;

               (B) Issuer is required under the 1933 Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

               (C) Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Issuer or any of its affiliates.

     (e) Issuer shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 6 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Issuer shall not be
                             --------  -------
required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (f) The registration rights set forth in this Section 6 are subject to the condition that Grantee shall provide Issuer with such information with respect to the Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for Issuer, is necessary to enable Issuer to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (g) A registration effected under this Section 6 shall be effected at Issuer's expense, except for underwriting discounts and commissions, broker' fees and the fees and the expenses of counsel and other advisors to Grantee, and Issuer shall provide to the underwriters, if any, such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

     (h) In connection with any registration effected under this Section 6, the parties agree

             (i) to indemnify each other and the underwriters, if any, in the customary manner,

             (ii) to enter into an underwriting agreement if the offering is an underwritten offering in form and substance customary for transactions of such type with the underwriters participating in such offering, and

             (iii) to take all reasonable further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter, if any, reasonably deems it necessary, participating in road-show presentations).

     (i) If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq National Market or a national securities exchange, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or a national securities exchange, as the case may be, and will its best efforts to obtain approval of such listing as soon as practicable.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of Grantee, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of Grantee delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date Grantee gives notice of the required repurchase of this Option or Grantee gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

     (b) Grantee may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to Grantee the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a
            --------  -------
notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee the Option Repurchase Price and the Option Share Repurchase Price in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Grantee may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to Grantee either (A) a new Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Grantee and the denominator of which is the Option Repurchase Price, and/or (B) a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

          (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Issuer Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in
     Section 2(b)(i) hereof, except that the percentage referred to in clause
     (z) shall be 50%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person (other than Grantee or a Grantee Subsidiary), or engage in a plan of exchange with any person (other than Grantee or a Grantee Subsidiary) and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or an Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)  The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale referred to in Section 8(a), but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if
                                                           --------
     Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

          (v) "Person" as used in this Agreement shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) The Substitute Option shall have the same terms as the Option; provided, that the exercise price therefor and number of shares subject thereto
--------
shall be as set forth in this Section 8; provided, further, that the Substitute
                                         --------  -------
Option shall be exercisable immediately upon issuance without the occurrence of a Triggering Event; and provided, further that if the terms of the Substitute
                        --------  -------
Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price, rounded up to the nearest whole share. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this
Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this
Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f)  Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 8 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value then other share of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the 1934 Act or any successor provision)).

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for

Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after
--------  -------
delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 3-month, 6-month, or 12-month periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as Grantee, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11.  (a)  Issuer hereby represents and warrants to Grantee as follows:

               (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

               (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable (except as provided in Section 180.0622(2)(b) of the WBCL, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (b)  Grantee hereby represents and warrants to Issuer as follows:

               (i) Grantee has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

               (ii) Any Option Shares acquired upon exercise of this Option by Grantee will be acquired for Grantee's own account and for investment purposes only. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act. Grantee acknowledges the limitations which may be imposed on the transactions contemplated by this Agreement by
     Article 4.c of Issuer's Articles of Incorporation.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in Section 2(h).

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board and OTS for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Issuer Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. In connection therewith both parties waive the posting of any bond or similar requirement.

     15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Issuer Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of law principles thereof.

     18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     21. Each party shall execute and deliver such other documents and instruments and take such further action that may be necessary in order to consummate the transactions contemplated hereby.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                              ADVANTAGE BANCORP, INC.


                              By:/s/ Paul P. Gergen
                                 -------------------------------
                                  Paul P. Gergen
                                  Chairman of the Board, President and
                                  Chief Executive Officer



                              MARSHALL & ILSLEY CORPORATION

                              By:/s/ James B. Wigdale
                                 -------------------------------
                                  James B. Wigdale
                                  Chairman of the Board and
                                  Chief Executive Officer